                                                                  Exhibit 99.7


CONTACT:     CHARLES M. JOHNSTON                   TFC ENTERPRISES, INC.
             804-858-4054                                   NEWS RELEASE


*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 1996


    NORFOLK, VA, May 7, 1996 /PRNewswire/ -- TFC Enterprises, Inc. (NASDAQ:
TFCE) today reported first quarter 1996 net income of $.7 million, or $.07 per common share. This compares to net income of $1.8 million, or $.16 per common share, in the first quarter of 1995, and a net loss of $(12.3) million, or $(1.09) per common share, in the fourth quarter of 1995.

     Gross contract purchases totaled $25.9 million in the first quarter of 1996, or 65% below the $73.5 million purchased in the first quarter of 1995. The decrease was primarily attributable to a significant reduction in point of sale purchases resulting from adjustments to the Company's credit and pricing guidelines in late 1995, and to increased competition from other lenders. These adjustments were made to reduce the rate of future charge-offs and delinquencies.

     Net interest revenue for the first quarter of 1996 totaled $8.2 million, an increase of 4% compared with $7.8 million in the first quarter of 1995. The increase was attributable to higher interest earning assets offset, in part, by a reduction in the net interest margin.
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    Average interest earning assets for the first quarter of 1996 totaled
$216.2 million, an increase of 19% over the first quarter 1995 level of $182.5 million.

     The net interest margin was 15.1% in the first quarter of 1996, compared to 17.1% in the first quarter of 1995. The decrease was attributable to a reduction in the yield on interest earning assets and an increase in the cost of interest bearing liabilities.

     The yield on interest earning assets was 22.2% in the first quarter of 1996, compared to 22.6% in the first quarter of 1995. The decrease was primarily attributable to a $.6 million reduction in the amount of contract purchase discount accreted to interest revenue as a yield enhancement. This was offset, in part, by an increase in the weighted average annual percentage rate of the contract receivables portfolio.

     The cost of interest bearing liabilities was 9.5% in the first quarter of 1996, compared with 8.4% in the first quarter of 1995. The increase was primarily attributable to higher interest rates charged to the Company under forbearance agreements with its lenders, as more fully disclosed in the TFC Enterprises, Inc. 1995 Annual Report on Form 10-K.

    Operating expense was $6.3 million in the first quarter 1996, compared with $5.3 million in the first quarter of 1995. The increase was primarily attributable to higher repossession and salary expenses. Also contributing to the increase in operating expense was the growth of First Community Finance, Inc., the Company's subsidiary engaged in the business of originating and servicing small consumer loans. As a percentage of average interest earning assets, operating expense was 11.6% in the first quarter of both 1996 and 1995.

     Provision for credit losses totaled $1.0 million in the first quarter of 1996. No provision for credit losses was recorded in the first quarter of 1995. The Company's primary business involves purchasing installment sales contracts at a discount to the remaining principal balance. A portion of the discount is generally held in a nonrefundable dealer reserve against which credit losses are first applied. Additional provisions for credit losses, if necessary, are charged to income in amounts considered by management to be adequate to maintain the combined allowance for credit losses and nonrefundable dealer reserve at an amount considered adequate to absorb future credit losses.

    Net charge-offs to the allowance for credit losses and non-refundable dealer reserve totaled approximately $11.7 million in the first quarter of 1996, or 22.7% of average gross contract receivables net of unearned interest. This compared to $5.8 million, or 12.5%, in the first quarter of 1995. The increase in net charge-offs in the first quarter of 1996, relative to the comparable prior year period, was primarily attributable to higher charge-offs relating to assets purchased prior to 1996 offset, in part, by an increase in recoveries. Recoveries tripled to $1.9 million in the first quarter of 1996, compared to $.6 million in the first quarter of 1995, an increase of $1.3 million.

     At March 31, 1996, the combination of the Company's allowance for credit losses and nonrefundable dealer reserve totaled approximately $35.8 million, or 18.5% of gross contract receivables net of unearned interest. This compared to $43.5 million, or 19.7%, at December 31, 1995 and $31.1 million, or 16.0%, at March 31, 1995. In addition, the refundable dealer reserve, which is available to absorb losses relating to contracts purchased from certain dealers, totaled approximately $2.2 million at March 31, 1996, compared with $3.3 million at December 31, 1995, and $2.9 million at March 31, 1995.

     Gross contract receivables that were 60 days or more past due totaled approximately $21.3 million, or 9.1% of gross contract receivables at March 31, 1996. This compared to $18.4 million, or 6.8%, at December 31, 1995 and $15.1 million, or 6.4%, at March 31, 1995.
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     TFC Enterprises, Inc., through its wholly-owned subsidiary, The Finance
Company, specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc. is involved in the direct origination and servicing of small consumer loans.
Based in Norfolk, VA, TFC Enterprises, Inc. also has offices in Dallas, TX, Jacksonville, FL, San Diego, CA, and throughout Virginia.

NOTE:  Detailed supplemental information follows.

TFC ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

                               3/31/96    12/31/95    3/31/95
(dollars in thousands)
Assets
Cash and cash equivalents     $ 14,181    $ 12,507   $    571
Net contract receivables       154,187     171,051    154,473
Recoverable income taxes         3,818       3,904         96
Property and equipment, net      2,925       2,256      1,739
Goodwill, net                   11,453      11,656     12,266
Other intangible assets, net     2,527       2,596      2,805
Deferred income taxes            2,720       6,911      5,410
Other assets                     4,190       4,265      1,559
                              --------    --------   --------

 Total assets                 $196,001    $215,146   $178,919
                              ========    ========   ========

Liabilities and shareholders'
  equity
Liabilities:
Revolving line of credit      $ 54,855    $ 59,475   $ 93,488
Term notes                      43,000      50,000     25,000
Automobile Receivables-
 Backed notes                   39,035      47,252         --
Subordinated notes, net         13,748      13,732      4,911
Other debt                          --          --        925
Accounts payable and
  accrued expenses               4,897       4,146      2,970
Income taxes payable                --          --      3,442
Refundable dealer reserve        2,246       3,250      2,902
Other liabilities                1,070         887        606
                              --------    --------   --------

 Total liabilities             158,851     178,742    134,244
                              --------    --------   --------

Shareholders' equity:
  Common stock, $.01 par value,
   40,000,000 shares authorized;
   11,287,308, 11,283,954, and
   11,282,604 shares outstanding
   at 3/31/96, 12/31/95 and
   3/31/95, respectively            49          49         49
  Additional paid-in capital    54,285      54,279     54,265
  Retained deficit             (17,184)    (17,924)    (9,639)
                              --------    --------   --------

 Total shareholders' equity     37,150      36,404     44,675
                              --------    --------   --------

 Total liabilities and
  shareholders' equity        $196,001    $215,146   $178,919
                              ========    ========   ========

TFC ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                               Three months ended
                                               3/31/96    3/31/95
(in thousands, except per share amounts)
Interest and other
 finance revenue                               $12,015    $10,329
Interest expense                                 3,858      2,518
                                               -------    -------

Net interest revenue                             8,157      7,811
Provision for
 credit losses                                   1,000         --
Other revenue                                      554        537
Operating expense:
 Salaries                                        3,318      3,083
 Employee benefits                                 547        520
 Occupancy                                         220        154
 Equipment                                         262        223
 Amortization of
  intangible assets                                273        273
 Other                                           1,666      1,019
                                               -------    -------

Total operating
 expense                                         6,286      5,272
                                               -------    -------
Income before
 income taxes                                    1,425      3,076
Provision for income
 taxes                                             685      1,252
                                               -------    -------
Net income                                     $   740    $ 1,824
                                               =======    =======
Net income per
 common share                                  $   .07    $   .16
                                               =======    =======

TFC ENTERPRISES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

                                               Three months ended
                                               3/31/96    3/31/95
(dollars in thousands)
CONTRACT PURCHASES
 Point of sale                                $ 16,025   $ 56,559
 Portfolio                                       9,877     16,942
                                              --------   --------
 Total                                          25,902     73,501
                                              ========   ========

AVERAGE BALANCES
 Interest earning
  assets                                       216,214    182,454
 Total assets                                  207,547    173,271
 Interest bearing
  liabilities                                  162,700    120,672
 Equity                                         36,930     43,805

PERFORMANCE RATIOS
 Return on average
  assets                                          1.43%      4.21%
 Return on average
  equity                                          8.02      16.66
 Yield on interest
  earning assets                                 22.23      22.64
 Cost of interest
  bearing liabilities                             9.48       8.35
 Net interest margin                             15.09      17.12
 Operating expense as a
  percentage of interest
  earning assets                                 11.63      11.56

 Total net chargeoffs
  to average gross
  contract receivables, net
  of unearned interest                           22.66      12.54
 60 day delinquencies
  to gross contract
  receivables, period
  end                                             9.14       6.42

 Total allowance and
  nonrefundable reserve
  to gross contract
  receivables net of
  unearned interest, period end                  18.53      15.99

 Equity to assets,
  period end                                     18.95      24.97

TFC ENTERPRISES, INC.
CONTRACT RECEIVABLES SUMMARY
(Unaudited)

                                3/31/96    12/31/95    3/31/95
(dollars in thousands)
Gross contract receivables     $233,164    $271,039   $235,693

Less:

  Unearned interest revenue      40,106      49,878     41,126

  Unearned discount                 974       1,320      2,428

  Unearned commissions            1,778       2,193      1,578

  Unearned service fees             (84)       (210)       167

  Payments in process                 5       2,906      3,484

  Escrow for pending
   acquisitions                     417         419      1,324

  Allowance for credit losses    21,394      23,046      5,411

  Nonrefundable reserve          14,387      20,436     25,702
                               --------    --------   --------

   Net contract receivables    $154,187    $171,051   $154,473
                               ========    ========   ========